UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
FTAI Infrastructure Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FTAI INFRASTRUCTURE INC.
April 20, 2026

Dear Fellow Shareholders:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of FTAI Infrastructure Inc. (the “Annual Meeting”) to be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001, on May 29, 2026, at 9:00 a.m., Eastern Time. The matters to be considered by the shareholders at the Annual Meeting are described in detail in the accompanying materials.
IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by the Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.
PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING. All Shareholders may vote in person at the Annual Meeting. In addition, any shareholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Joseph P. Adams, Jr.
Chairman of the Board of Directors

FTAI INFRASTRUCTURE INC.
NOTICE OF THE 2026 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of FTAI Infrastructure Inc.:
The annual meeting of shareholders of FTAI Infrastructure Inc., a Delaware corporation, will be held at Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates, One Manhattan West, New York, New York 10001, on May 29, 2026, at 9:00 a.m., Eastern Time (the “Annual Meeting”). The matters to be considered and acted upon by shareholders at the Annual Meeting, which are described in detail in the accompanying materials, are:
(i)	a proposal to elect one Class I director to serve until the 2029 annual meeting of shareholders and until his successor is duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026; and
(iii)	any other business properly presented at the Annual Meeting and any adjournment or postponement thereof.
Shareholders of record at the close of business on April 1, 2026 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Kevin Krieger
Kevin Krieger
Secretary

1345 Avenue of the Americas
45th Floor
New York, New York 10105
April 20, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2026:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
www.fipinc.com.

i

FTAI INFRASTRUCTURE INC.
1345 Avenue of the Americas, 45th Floor,
New York, New York 10105

PROXY STATEMENT

For the 2026 Annual Meeting of Shareholders to Be Held on
May 29, 2026
This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of FTAI Infrastructure Inc., a Delaware corporation, for use at the Annual Meeting to be held on May 29, 2026 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “FIP” each refers to FTAI Infrastructure Inc. The mailing address of our executive office is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of common stock of the Company (the “Common Stock”), on or about April 20, 2026.
At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Shareholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Matters to be considered at the Annual Meeting
At the Annual Meeting, shareholders of the Company’s Common Stock will vote upon:
(i)	a proposal to elect one Class I director to serve until the 2029 annual meeting of shareholders and until his successor is duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026; and
(iii)	any other business that may properly come before the annual meeting of shareholders and any adjournment or postponement thereof.

GENERAL INFORMATION ABOUT VOTING
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 1, 2026, and will provide reimbursement for the cost of forwarding the materials.
Shareholders Entitled to Vote
As of April 1, 2026, there were 118,163,555 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote. Shareholders of record at the close of business on April 1, 2026 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC (formerly, American Stock Transfer & Trust Company LLC), you are considered the shareholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.
Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.
Required Vote
A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
For the election of the nominee to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is sufficient to elect such nominee if a quorum is present. For the approval of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, a vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on the matter, voting as a single class, is required to approve such matter.
Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by stock exchange rules from voting on a particular matter. Under stock exchange rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.
A vote “withheld” from the director nominee or a broker non-vote on the director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual Meeting is required for the election of the director. Any abstentions or broker non-votes on the ratification of the appointment of the independent registered public accounting firm will be counted as votes against the proposal.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the shares of Common Stock represented by the proxy will be voted as follows:
(i)	FOR the election of the nominee to our Board of Directors;
(ii)	FOR the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and
(iii)	in the discretion of the proxy holders on any other business that properly comes before the Annual Meeting and any adjournment or postponement thereof.
As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.
Voting
Shareholders of Record. If you are a shareholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your Common Stock in person at the Annual Meeting.
Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.
Right to Revoke Proxy
Shareholders of Record. If you are a shareholder of record, you may revoke your proxy instructions through any of the following methods:
•	log onto the Internet site provided on the proxy card and vote again;
•	dial the number provided on the proxy card and vote again;
•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Kevin Krieger, at FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105;
•	sign, date and mail a new proxy card to our Secretary; or
•	attend the Annual Meeting and vote your shares in person.
Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.
Copies of Annual Report to Shareholders
A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission (the “SEC”), will be mailed to shareholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to: FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. You can also find a copy of our Annual Report on the Investor Relations section of the FTAI Infrastructure website (www.fipinc.com).
Voting Results
Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.
Confidentiality of Voting
We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors
The Board of Directors recommends a vote:
(i)	FOR the election of the nominee to our Board of Directors; and
(ii)	FOR the approval of the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The first proposal is to elect one Class I director to serve until the 2029 annual meeting of shareholders and until his successor is duly elected or appointed and qualified.
Our bylaws, as amended (the “Bylaws”), authorize the number of directors to be not less than three, nor more than nine. The number of directors on the board is currently fixed at five. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.
Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2026	James L. Hamilton	71
Class II	2027	Ray M. Robinson	78
		Matthew Rinklin	43
Class III	2028	Joseph P. Adams, Jr.	68
		Judith A. Hannaway	74

The Board of Directors has unanimously proposed James L. Hamilton as a nominee for election as a Class I director. The director nominee currently serves on our Board of Directors. If elected at the Annual Meeting, Mr. Hamilton will hold office until the 2029 annual meeting of shareholders and until his successor is duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR James L. Hamilton. If the nominee becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.
The Board of Directors recommends that you vote FOR the election of James L. Hamilton to serve as our Class I director until the 2029 annual meeting of the shareholders and until his successor is duly elected or appointed and qualified, subject to earlier death, resignation or removal.
Information Concerning Our Directors, Including the Director Nominee
Set forth below is certain biographical information for our directors, including the director nominee, as well as the month and year each person was first elected as one of our directors.
Each of our directors was selected because of the knowledge, experience, skill and expertise the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; a broad range of background, experience, and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Joseph P. Adams, Jr. Chairman since August 2022
Mr. Adams has served as the Chairman of our Board of Directors since August 2022. Until May 2024, Mr. Adams served as a member of the Management Committee of Fortress Investment Group LLC (“Fortress”) and as Managing Director at Fortress within the Private Equity Group. Mr. Adams serves as Chief Executive Officer and Chairman of the board of directors of FTAI Aviation Ltd. (Nasdaq: FTAI) (“FTAI Aviation”), which until recently was externally managed by FIG LLC (our “Manager”), and previously served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School. Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries.

James L. Hamilton Director since August 2022
Mr. Hamilton has served on our Board of Directors since August 2022. Mr. Hamilton served as JP Morgan’s Global Head of Transportation Investment Banking Coverage from 2010 to 2020, and had an earlier role as Managing Director, Transport Group from 2006 to 2010. Mr. Hamilton has served as a Director of Ingram Industries since 2019. Mr. Hamilton served as a member of the Logistics Advisory Board for Crowley Holdings, Inc. from 2022 to February 19, 2025, when he was appointed as an Independent Director and Chairman of the Audit Committee of Crowley Holdings, Inc. He is also currently serving as a member of the US Merchant Marine Academy Alumni Association & Foundation, having joined the board in 2009 and formerly serving as Chairman, Vice Chairman of the Finance Committee and Chairman of the Audit Committee. Mr. Hamilton is also a member of the Board of Trustees of Seaman’s Church Institute, serving as Vice Chair of the Finance and Investment Committee. Mr. Hamilton formerly was a member of the board of directors of the New York Archdiocese School Board, Manhattan District, and was previously a member of the Northwestern University Transportation Center, Business Advisory Council. Prior to business school, Mr. Hamilton sailed as a merchant marine deck officer for Gulf Oil Corporation. Mr. Hamilton served his country for more than a decade in the U.S. Naval Reserve, obtaining the rank of Lieutenant Commander. Mr. Hamilton received a B.S. in Marine Transportation from the United States Merchant Marine Academy and his M.B.A in Finance from the New York University Stern School of Business. Mr. Hamilton’s transportation and investment experience, particularly across the shipping, rails and logistics sectors, provides the board with valuable guidance as it relates to transportation related industries.

Judith A. Hannaway Director since July 2022
Ms. Hannaway has served on our Board of Directors since July 2022. Ms. Hannaway also serves on the FTAI Aviation board of directors. During the past several years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, offshore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. Prior to joining Kidder Peabody in 1983, Ms. Hannaway was a Senior Vice President in the Leverage Leasing Group at Merrill Lynch involved in aircraft and other transportation equipment leasing. Ms. Hannaway also spent time at Continental Grain Company at the beginning of her career in the Long Range Planning Group doing barge financing and leasing. Ms. Hannaway served as a member of the board of directors of DiamondPeak Holdings Corp. from February 2019 to October 2021. From 2015 to 2019, Ms. Hannaway was the lead Independent Director of Northstar Realty Europe Corp. Ms. Hannaway served as an independent director of NorthStar Realty and Northstar Asset Management from September 2004 and June 2014, respectively, through January 2017. Ms. Hannaway holds a B.A. with honors from Newton College of the Sacred Heart and an M.B.A. from Simmons College Graduate Program in Management. Her extensive experience in the transportation business and on public company boards led our Board of Directors to conclude that Ms. Hannaway should serve as a director.

Ray M. Robinson Director since August 2022
Mr. Robinson has served on our Board of Directors since August 2022. Mr. Robinson has been the non-executive chairman of Citizens Trust Bank since May 2003. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is a director of FTAI Aviation (Nasdaq: FTAI) and PROG Holdings, Inc. (NYSE: PRG), all of which are public companies, and was previously a director of Aaron’s Inc., Acuity Brands Inc., American Airlines Group Inc., Avnet, Inc., Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and has been President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. Mr. Robinson was selected as a director because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community.

Matthew Rinklin Director since February 2025
Mr. Rinklin has served on our Board of Directors since February 2025. Mr. Rinklin focuses on direct infrastructure investments across the energy, transportation and environmental services sectors. At GCM Grosvenor Inc. (“GCM”), he leads the investment activity for the Infrastructure Advantage Strategy with over $2 billion of capital under management. He is also a member of the Infrastructure Advantage Investment Committee. Prior to joining GCM in June 2018, Mr. Rinklin served as Senior Vice President at Oaktree Capital Management (“Oaktree”), where he was responsible for originating, executing and managing infrastructure investments. Prior to joining Oaktree, Mr. Rinklin was a Vice President at Highstar Capital. Over his infrastructure investment career, he has served on the board of directors of several private and public companies. Mr. Rinklin received his Bachelor of Arts in Economics from the University of Chicago. GCM proposed Mr. Rinklin as its nominee for our Board of Directors pursuant to its rights under the Investor Rights Agreement, dated as of February 26, 2025, among the Company and certain affiliates of GCM (the “Investor Rights Agreement”), and our Board of Directors approved his election to the Board of Directors due to his extensive experience in making and managing infrastructure investments and in serving on the boards of various private and public companies.

Compensation of Directors
The total annual compensation generally payable to our non-employee directors (excluding Mr. Adams and Mr. Rinklin) is $150,000. In addition, we pay an annual fee to the chairperson of the Audit Committee of $10,000. Fees to non-employee directors may be made by issuance of shares of Common Stock at their election, based on the value of such shares of Common Stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from satisfying the applicable independence requirements and such shares are granted pursuant to a shareholder-approved plan or the issuance of such shares is otherwise exempt from Nasdaq listing requirements. Each of Mr. Robinson, Mr. Hamilton and Ms. Hannaway also received an initial one time grant of fully vested options to purchase 5,000 shares of Common Stock under our Nonqualified Stock Option and Incentive Award Plan (the “Plan”) upon the date of the first meeting of our Board of Directors attended by such director. Mr. Adams and Mr. Rinklin are not separately compensated by us. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

Director Compensation Table for 2025

Name	Fees Earned or Paid in Cash	Share Awards	Option Awards(1)	Total
James L. Hamilton	$150,000	$10,000	—	$160,000
Judith A. Hannaway	$150,000	—	—	$150,000
Ray M. Robinson	$150,000	—	—	$150,000

(1)	As of December 31, 2025, Mr. Hamilton held fully vested options to purchase 5,000 shares of Common Stock and Mr. Robinson held fully vested options to purchase 10,000 shares of Common Stock.
Determination of Director Independence
If required under the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”), the Board of Directors shall be comprised of a majority of directors who qualify as independent directors (“Independent Directors”) under the listing standards of Nasdaq.
Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors must be comprised of a majority of directors who qualify as Independent Directors. The Board of Directors review annually the relationships that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors who the Board of Directors affirmatively determines satisfy the applicable independence requirements will be considered Independent Directors. The Board of Directors may adopt and disclose categorical standards to assist it in determining director independence. In the event that a director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the listing standards of Nasdaq or under applicable law, the director must promptly inform the Chair of the Nominating and Corporate Governance Committee. Our Board of Directors determined that Ms. Hannaway and Messrs. Hamilton, Rinklin and Robinson qualify as independent directors under the corporate governance standards of Nasdaq. In making these determinations, our Board of Directors considered the relationships that each director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining the director’s independence, including that Mr. Rinklin is affiliated with GCM. For more information, see “Certain Relationships and Related Transactions,” including under the headings “GCM Purchase Agreement” and “Investor Rights Agreement—Board Rights.”
Statement on Corporate Governance
We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with Nasdaq rules). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed entirely of independent directors.
We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors and employees of our Manager, an affiliate of Fortress. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Senior Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.fipinc.com. You may also obtain these documents by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all employees of our Manager who provide services to us, and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.

The Company has also adopted a Code of Ethics for Senior Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. The Company intends to disclose any changes in or waivers from either code applicable to the Company’s executive officers or directors by posting such information on our website.
The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Adams has served as the Chairman of our Board of Directors since August 2022 and his service has allowed us to benefit from his extensive knowledge of the Company and its industry. Mr. Nicholson has served as Chief Executive Officer since August 2022, and this structure permits him to focus on the management of the Company’s day-to-day operations. The Board of Directors believes that having Mr. Adams serve as Chairman is an appropriate, effective and efficient leadership structure, especially given Mr. Adams’s extensive experience in the industry and on other boards. The Board of Directors periodically reviews its leadership structure. The Company does not have a lead independent director; however, an independent director presides over the executive sessions. For additional information, see “Executive Sessions of Non-Management Directors.”
Sustainability
As part of our strategy, we are focused on supporting the transition to a low-carbon economy and aim to provide sustainable transportation and infrastructure solutions by leveraging our Manager’s expertise and business and financing relationships, as well as our access to capital. We highlighted certain of our current sustainability solutions and investments in our Form 10-K for the year ended December 31, 2025, and we expect to continue to explore additional sustainability-related opportunities.
Insider Trading and Hedging Policy
The Company has adopted an insider trading policy that governs the purchase, sale and other dispositions of our securities by our directors, officers and employees and the Company itself, which we believe is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations and listing standards. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.
In addition, pursuant to our insider trading policy, all our directors, executive officers and employees are prohibited from engaging in any transaction intended to hedge or minimize losses in the Company’s securities, including engaging in transactions in puts, calls, or other derivatives of the Company’s securities or short-selling the Company’s securities.
Board and Committee Meetings
During the year ended December 31, 2025, our Board of Directors held twelve meetings. No director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2025, the Audit Committee met five times, the Compensation Committee met one time and the Nominating and Corporate Governance Committee met one time. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy.
Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Mr. Hamilton (Chairperson), Ms. Hannaway and Mr. Robinson, each of whom has been determined by our Board of Directors to be independent in accordance with Nasdaq rules and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.fipinc.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
The Board of Directors has determined that Mr. Hamilton qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. As noted above, our Board of Directors has determined that Mr. Hamilton is independent under Nasdaq and SEC standards.
Risk Oversight. The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company, including, but not limited to, our Manager’s Chief Compliance Officer and Chief Information Security Officer. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.
Compensation Committee. The members of the Compensation Committee are Mr. Robinson (Chairperson), Ms. Hannaway and Mr. Hamilton, each of whom has been determined by our Board of Directors to be independent in accordance with Nasdaq rules. The Compensation Committee is responsible for (a) overseeing the annual review of the management agreement with the Company’s Manager (the “Management Agreement”), (b) administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company and (c) making recommendations to our Board of Directors regarding director compensation. The charter of the Compensation Committee is available on our website, at www.fipinc.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
During 2025, the Company did not pay any compensation directly to its executive officers. The Compensation Committee conducted its annual review of the Management Agreement, after which it advised the full Board of Directors that, in its view, there was no contractual basis for the independent directors to recommend a termination of the Management Agreement and that the management fees earned by our Manager are fair.
Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is also an independent director under Nasdaq listing standards and other applicable laws, rules and regulations.
Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the Nominating and Corporate Governance Committee are Ms. Hannaway (Chairperson), and Messrs. Hamilton and Robinson, each of whom has been determined by our Board of Directors to be an independent director in accordance with Nasdaq rules. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.fipinc.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.
The Nominating and Corporate Governance Committee, as required by the Company’s Bylaws, will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.
The Company’s Bylaws provide certain procedures that a shareholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual shareholder meeting must be submitted in writing to the Company’s Secretary at FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination at an annual shareholder meeting (together with certain required information set forth in the Company’s Bylaws) within the timeframes set forth below under “Advance Notice for Shareholder Nominations and Proposals for 2027 Annual Meeting.”
The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise and integrity as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq rule.
In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a shareholder. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. The Nominating and Corporate Governance Committee strives to nominate individuals with a variety of perspectives and complementary skills. The Nominating and Corporate Governance Committee assesses its achievement through the review of the Board’s composition as part of the Board’s annual self-assessment process.
Executive Sessions of Non-Management Directors
Executive sessions of the non-management directors occur during the course of the year. “Non-management directors” include all directors who are not officers of the Company or employees of the Company’s Manager. The non-management director presiding at those sessions rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.
Shareholder Communications with Directors
The Company provides the opportunity for shareholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:
FTAI Infrastructure Inc.
Secretary
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Shareholders can contact the non-management directors (including the director who presides over the executive sessions of non-management directors, or the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: NonManagementDirectors@fipinc.com.
All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Departments of our Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE
In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).
The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and Nasdaq. The Audit Committee’s charter is available on the Company’s website at www.fipinc.com. The members of the Audit Committee hold executive sessions during the course of the year.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.
The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2025, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2026.
The Audit Committee

James L. Hamilton, Chairperson
Judith A. Hannaway
Ray M. Robinson

EXECUTIVE OFFICERS
The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

Name	Age	Position
Kenneth J. Nicholson	55	Chief Executive Officer
Carl Russell (“Buck”) Fletcher IV	41	Chief Financial Officer and Chief Accounting Officer

Kenneth J. Nicholson has served as our Chief Executive Officer since August 2022. Mr. Nicholson also served on FTAI Aviation’s board of directors from May 2016 to May 2024. Mr. Nicholson is a Managing Director at Fortress focusing on investments in the transportation, infrastructure and energy industries, including investments made by the Company and FTAI Aviation. He joined Fortress in May 2006. Previously, Mr. Nicholson worked in investment banking at UBS Investment Bank and Donaldson, Lufkin & Jenrette where he was a member of the transportation industry group. Mr. Nicholson holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. As a result of his past experiences, Mr. Nicholson has extensive credit, private equity finance and management expertise.
Carl Russell (“Buck”) Fletcher IV has been our Chief Financial Officer and Chief Accounting Officer since March 2025 and has been an employee of Fortress since February 2025. Prior to becoming an employee of our Manager, Mr. Fletcher served as interim Co-Chief Executive Officer and Chief Financial Officer of Onyx Renewable Partners (“Onyx”), a partnership established by Blackstone Energy Partners to make investments in the renewable power sector, which he joined in 2015. During his tenure at Onyx, Mr. Fletcher was responsible for leading day-to-day management, corporate strategy, and all financial activities of the firm. Prior to joining Onyx, Mr. Fletcher worked at The Blackstone Group, where he provided mergers and acquisitions and capital markets advisory services to the firm’s private equity businesses and corporate clients within the power, infrastructure, technology, media and telecom sectors. He previously worked at Portfolio Advisors LLC and began his career at Bank of America in its Global Investment Banking group. Mr. Fletcher received an undergraduate degree in European History from Washington & Lee University and a master’s degree in business administration from Duke University.

EXECUTIVE AND MANAGER COMPENSATION
Compensation Discussion and Analysis
Introduction
Each of our executive officers is an employee of our Manager or an affiliate of our Manager. Our executive officers are compensated by our Manager (or the applicable affiliate) and do not receive any compensation directly from us. We do not reimburse our Manager or any of its affiliates for the compensation of any of our executive officers and do not make any decisions regarding the compensation of our executive officers. For a description of our Manager’s compensation, please refer to the section entitled “Certain Relationships and Related Transactions—Management Agreement.”
In accordance with our Management Agreement, our executive officers devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. As a result, certain of our executive officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our Manager, while other of our executive officers are not exclusively dedicated to us and perform services for our Manager that are unrelated to our affairs.
Each of our Chief Executive Officer Kenneth J. Nicholson and Chief Financial Officer Buck Fletcher devoted a substantial portion of his time to the Company in 2025, although he did not exclusively provide services to us in 2025. Since our Manager compensates each of Mr. Nicholson and Mr. Fletcher based on the overall value of the various services that he performs for our Manager, our Manager is not able to segregate and identify any portion of the compensation awarded to each of Mr. Nicholson and Mr. Fletcher as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid to Mr. Nicholson and Mr. Fletcher by our Manager in or in respect of 2025 in the “Summary Compensation Table” below.
In 2025, our former Chief Financial Officer, Chief Accounting Officer and Treasurer Scott Christopher was exclusively dedicated to providing services to us. Accordingly, our Manager has determined that the entire amount of the compensation that it paid to Mr. Christopher in or in respect of 2025 was for services that he performed for us and we have therefore reported that compensation in the “Summary Compensation Table” below.
Compensation for 2025
All of the decisions regarding Mr. Christopher’s compensation are made by our Manager, and the Company and Mr. Christopher do not have any role in determining any aspect of Mr. Christopher’s compensation with our Manager. Our Manager used the following compensation elements in 2025 as tools to reward and retain Mr. Christopher:
•	Base Salary — Our Manager paid Mr. Christopher a base salary of $102,273 in 2025 to assist him with paying basic living expenses during the calendar year;
•	Bonus — Our Manager paid Mr. Christopher a discretionary bonus of $450,000 in early 2025 based on its subjective review of his respective performance in 2024; and
•
Other Compensation — Our Manager also provided Mr. Christopher with 401(k) matching contributions and company-paid life insurance premiums, which our Manager believes are reasonable, competitive and consistent with our Manager’s overall executive compensation objectives to reward and retain talented and experienced individuals.

Additional Details on Executive Compensation
Summary Compensation Table
The following table provides additional information regarding the compensation earned by Mr. Christopher in respect of the last three completed fiscal years, which was in each case determined and paid by our Manager. As previously described, our Manager is not able to segregate and identify any portion of the compensation earned by each of Mr. Nicholson and Mr. Fletcher in respect of the last three completed fiscal years as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation for Mr. Nicholson and Mr. Fletcher for such years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Scott Christopher, Former Chief Financial Officer, Chief Accounting Officer and Treasurer(2)	2025	102,273	450,000	—	222(1)	552,495
	2024	200,000	900,000	—	10,760	1,110,760
	2023	200,000	950,000	—	10,310	1,160,310

(1)	This amount consists of $222 of life insurance premiums paid by our Manager.
(2)
Mr. Christopher served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from our August 1, 2022 spin-off from FTAI Aviation through March 2025. Prior to the spin-off date, he exclusively provided services to FTAI Aviation.

Grants of Plan-Based Awards in 2025
We may, from time to time, at the discretion of the Compensation Committee of our Board of Directors, grant options relating to shares of Common Stock or other equity interests in us to an affiliate of our Manager, who may in turn assign a portion of the options to its employees, including our executive officers and directors. Any such option awards assigned to employees of our Manager, including our officers and directors (“Tandem Options”), will correspond on a one-to-one basis with the options granted to our Manager, such that exercise by an employee of the option would result in the corresponding option held by our Manager being cancelled. In 2025, no Tandem Options were granted to our executive officers or directors, and none of our executive officers held any Tandem Options or other equity awards covering securities of the Company as of December 31, 2025.
Potential Payments Upon Change-in-Control or Termination
Mr. Christopher was not entitled to any severance payments or benefits upon a termination of employment with our Manager and its affiliates, whether occurring prior to or following a change in control of the Company or Fortress Investment Group LLC. Mr. Christopher ceased serving as our Chief Financial Officer, Chief Accounting Officer and Treasurer in March 2025, following which he remained employed by our Manager and provides services on various projects, including those involving the Company, until July 2025.
All options granted to our Manager will become fully exercisable upon a “change of control” (as defined in the Plan) or a termination of our Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or our Manager, as the case may be. All Tandem Options will become fully vested and exercisable if the holder’s employment with our Manager or an affiliate of our Manager is terminated without cause within 12 months following a change of control. However, no option holder will be entitled to receive any payment or other items of value upon a change of control. The estimated fair value of the option awards held by our Manager as of December 31, 2025 is zero, because the exercise price of such option awards exceeded our closing stock price as of such date.
FTAI Infrastructure Inc. Nonqualified Stock Option and Incentive Award Plan
The FTAI Infrastructure Inc. Nonqualified Stock Option and Incentive Award Plan (the “Plan”), was adopted by our Board of Directors on August 1, 2022. The Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of the service providers to the Company and our Manager. A summary of the Plan is set forth below.
The Plan is administered by our Board of Directors, which has appointed our Compensation Committee to administer the Plan. As the administrator of the Plan, the Compensation Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Compensation Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Compensation Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of shares of Common Stock subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Compensation Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.
The terms of the Plan provide for the grant of options (that are not intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and tandem awards to our Manager or to employees, officers, directors, consultants, service providers or advisors to either our Manager or the Company who have been selected by the Compensation Committee to be participants in the Plan.
We reserved 30,000,000 shares of Common Stock for issuance under the Plan. On the date of any equity issuance by us during the ten-year term of the Plan, that number will be increased by a number of shares of Common Stock equal to 10% of (i) the number of shares of Common Stock newly issued by us in such equity issuance or (ii) if such equity issuance relates to equity securities other than our Common Stock, the number of shares of Common Stock equal to the quotient obtained by dividing the gross capital raised in such equity issuance (as determined by the Compensation Committee) by the fair market value of a share of Common Stock as of the date of such equity issuance (such quotient, the “Equity Security Factor”). The Common Stock which may be issued pursuant to an award under the Plan may be treasury shares, authorized but unissued shares or shares acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such shares, or, at our election cash. If any Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a tandem award will not reduce the number of shares of Common Stock reserved and available for issuance under the Plan.
Upon the occurrence of any event which affects the Common Stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Compensation Committee will make appropriate equitable adjustments. The Compensation Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.
We grant and anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer equity securities to the public, we grant and intend to continue to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of (i) the aggregate number of shares of Common Stock being issued in such offering or (ii) if such equity issuance relates to equity securities other than our Common Stock, the number of share of Common Stock equal to the Equity Security Factor, in each case at an exercise price per share equal to the offering price per share, as determined by the Compensation Committee. The main purpose of these options is to provide transaction-specific compensation to our Manager, in a form that aligns our Manager’s interests with those of our shareholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the Plan enables our Manager to incentivize its employees who render services to us by making tandem equity awards to them (as described in greater detail below) and thus also aligning their interests with those of our shareholders. In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The Compensation Committee will determine whether the exercise price will be payable in cash, by withholding from Common Stock otherwise issuable upon exercise of such option or through another method permitted under the Plan.
In addition, the Compensation Committee has the authority to grant such other awards to our Manager under the Plan as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of (i) the maximum number of shares of Common Stock then being issued or (ii) if such equity issuance relates to equity securities other than our shares of

Common Stock, the maximum number of shares of Common Stock determined in accordance with the Equity Security Factor. Our Board of Directors may also determine to issue options to our Manager that are not subject to the Plan, provided that the number of shares of Common Stock underlying any options granted to our Manager in connection with capital raising efforts would not exceed 10% of the equity securities sold in such offering and would be subject to Nasdaq rules.
Each of the Compensation Committee and our Manager also has the authority under the terms of the Plan to direct Tandem Options to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Options, our Manager is required to agree that so long as such Tandem Options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Options. If any Tandem Options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Options (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Compensation Committee or our Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Options may not be greater than the term of the designated Manager options to which they relate.
All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of our Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or our Manager, as the case may be.
As a general matter, the Plan provides that the Compensation Committee has the power to determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Compensation Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the shares of Common Stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.
The Compensation Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or shares of Common Stock with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share on the exercise date exceeds the fair market value per share on the date of grant of the SAR. The applicable percentage will be established by the Compensation Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in shares of Common Stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Compensation Committee will determine such manner of payment at the time of payment. The amount payable in shares of Common Stock, if any, is determined with reference to the fair market value per share on the date of exercise.
SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.
The Compensation Committee may also grant restricted shares, restricted stock units, performance awards, and other stock and non-stock-based awards under the Plan. These awards will be subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.

The Plan provides that each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of an option to purchase shares of Common Stock upon the date of the first meeting of our Board of Directors attended by such director. Such initial option grant, which will be fully vested on the date of grant, will have an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant. See “Proposal No. 1 Election of Directors – Compensation of Directors” for additional details on director compensation.
Risk Management
Our executive officers receive compensation from our Manager based on their services both to us and to other entities, as applicable, making their compensation unlikely to directly promote unreasonable risk-taking in the management of our business. Additionally, we grant options to our Manager in connection with our equity offerings to align our Manager’s interests with the interests of our shareholders while avoiding an emphasis purely on equity compensation. Based on the assessment of these factors, we concluded that we have a balanced compensation program that does not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the 2025 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.
Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2025 Compensation Discussion and Analysis be included in the Proxy Statement for the 2026 Annual Meeting of Shareholders to be filed with the SEC.
The Compensation Committee

Ray M. Robinson, Chairperson
James L. Hamilton
Judith A. Hannaway
Compensation Committee Interlocks and Insider Participation
None.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Listed in the following table is certain information with respect to the beneficial ownership of our Common Stock as of April 1, 2026 by each person known by us to be the beneficial owner of more than five percent of our Common Stock, and by each of our directors, director nominees and named executive officers, as well as our current directors and executive officers as a group.
For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:
(i)	voting power, which includes the power to vote, or to direct the voting of, our Common Stock; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, our Common Stock.
A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
GCM Grosvenor(3)	19,559,903	14.7%
The Washington State Investment Board(4)	11,785,779	11.9%
Wellington Management Group LLP(5)	11,795,824	10.1%
BlackRock, Inc.(6)	7,667,755	6.7%
Steven D. Lebowitz(7)	6,683,501	5.8%
Frontier Capital Management Co., LLC(8)	6,576,963	5.7%
The Vanguard Group(9)	5,458,522	5.5%
AllianceBernstein L.P.(10)	6,282,724	5.4%
Fortress Investment Group LLC and certain affiliates(11)	1,330,956	1.1%
James L. Hamilton(12)	11,596	*
Judith A. Hannaway(12)	12,027	*
Ray M. Robinson(12)	106,839	*
Joseph P. Adams, Jr.(12)	943,044	*
Matthew Rinklin(12)	0	*
Kenneth J. Nicholson(12)	1,675,539	1.8%
Carl R. Fletcher IV(12)	30,000	*
Scott Christopher(13)	17,800	*
All directors, nominees and executive officers as a group (7 persons)	3,062,932	2.6%

*	Denotes less than 1%.
(1)
The address of all officers and directors listed above, and of Fortress and certain affiliates, is in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.

(2)	Percentages shown assume the exercise by such persons of all options to acquire Common Stock that are exercisable within 60 days of April 1, 2026, and no exercise by any other person.
(3)
Shared voting and dispositive power in respect of 19,559,903 shares, as stated in a Schedule 13D filed with the SEC on March 5, 2025. GCM Grosvenor’s address is 900 N. Michigan Avenue, Suite 1100, Chicago, IL 60611.

(4)
Sole voting and dispositive power in respect of 11,785,779 shares, as stated in a Schedule 13G filed with the SEC on August 10, 2022. The Washington State Investment Board’s address is 2100 Evergreen Park Drive SW, P.O. Box 40916, Olympia, WA 98504.

(5)
Includes 11,795,824 shares beneficially owned by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (“Wellington Group”). The Wellington Group reported shared voting power in respect of 11,133,063 shares and shared dispositive power in respect of 11,795,824 shares, as stated in a Schedule 13G/A filed with the SEC on February 5, 2026. The Wellington Group’s address is 280 Congress Street, Boston, MA 02210.

(6)
Sole dispositive power in respect of 7,667,755 shares and sole voting power in respect of 7,461,633 shares, as stated in a Schedule 13G/A filed with the SEC on July 17, 2025. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.

(7)
Includes 6,683,501 shares beneficially owned by Steven D. Lebowitz, Deborah P. Lebowitz, Lauren Lebowitz Salem, Robert Lebowitz, Kathryn Lebowitz Silverberg, Andrew Lebowitz, Ashley Lebowitz, The Lebowitz Family Stock, LLC, Kora Miri Silverberg, Isla Silverberg, Susan Pearlstein and Clinton Paul (collectively, the “Reporting Persons”). Mr. Lebowitz reported sole voting and dispositive power in respect of 255,000 shares, shared voting power in respect of 5,926,501 shares and shared dispositive power in respect of 6,428,501 shares, as stated in a Schedule 13G filed with the SEC on February 12, 2026. The address of the Reporting Persons is 1333 Second Street, Suite 650, Santa Monica, CA 90401.
(8)
Sole dispositive power in respect of 6,576,963 shares and sole voting power in respect of 3,296,991 shares, as stated in a Schedule 13G filed with the SEC on February 17, 2026. Frontier Capital Management Co., LLC’s address is 99 Summer Street, Boston, MA 02110.

(9)
Sole dispositive power in respect of 5,373,411 shares, shared dispositive power in respect of 85,111 shares and shared voting power in respect of 45,426 shares, as stated in a Schedule 13G filed with the SEC on February 13, 2024. According to the most recent Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on March 26, 2026, Vanguard does not beneficially own any of our Common Stock as of March 13, 2026, following an internal realignment pursuant to which Vanguard’s beneficial ownership has been disaggregated. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA, 19355.

(10)
Sole dispositive power in respect of 6,282,724 shares and sole voting power in respect of 6,023,200 shares, as stated in a Schedule 13G filed with the SEC on February 17, 2026. AllianceBernstein L.P.’s address is 501 Commerce Street, Nashville, TN 37203.

(11)	Includes 1,330,956 options held by the Manager that are exercisable within 60 days of April 1, 2026.
(12)
Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 1, 2026: Hamilton—5,000; Hannaway—0; Robinson—10,000; Adams—0; Rinklin—0; Nicholson—0; and Fletcher—0.

(13)	Mr. Christopher previously served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from our August 1, 2022 spin-off from FTAI Aviation through March 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings, participation in other investment opportunities generally made available to our Manager’s employees and use of a private aircraft.
Registration Rights Agreement
We have entered into a registration rights agreement (the “Registration Rights Agreement”) granting our Manager and its affiliates and the Master GP and its affiliates (collectively, the “Fortress Entities”) certain rights to register shares of Common Stock held by them under the Securities Act.
Demand Rights
Under the Registration Rights Agreement, the Fortress Entities, for so long as the Management Agreement is in effect, if a year has not elapsed from the execution of the Registration Rights Agreement or the Fortress Entities directly or indirectly beneficially own an amount of our Common Stock (whether owned are subsequently acquired, or may be acquired pursuant to a right to conversion or exercise) equal to or greater than 1% of our Common Stock issued and outstanding immediately after the consummation of the Spin-Off (a “Registrable Amount”), may exercise “demand” registration rights that allow the Fortress Entities, at any time after the consummation of the Spin-Off, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Fortress Entities are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We are not obligated to grant a request for a demand registration within three months of any other demand registration.
Piggyback Rights
For so long as the Fortress Entities beneficially own a Registrable Amount, the Fortress Entities have “piggyback” registration rights that allow them to include the Common Stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other shareholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.
Shelf Registration
We have granted to the Fortress Entities, for so long as they beneficially own a Registrable Amount or otherwise hold restricted securities, the right to request a shelf registration on Form S-1 or Form S-3 or any other appropriate form providing for offerings of our Common Stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Fortress Entities may elect to participate in such shelf registrations within 10 days after notice of the registration is given.
Indemnification; Expenses; Lock-ups
We have agreed to indemnify the applicable selling shareholders, their affiliates and their respective officers, directors, employees, managers, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement, prospectus or preliminary prospectus or any issuer free writing prospectus or any amendment or supplement thereto pursuant to which they sell our Common Stock, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder have agreed to indemnify us against all losses caused by its misstatements or omissions. We pay all registration and offering-related expenses incidental to our performance under the Registration Rights Agreement, and the applicable selling shareholder pays its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its Common Stock thereunder. We have agreed to enter into, and to cause our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Entities.
Management Agreement
Our Manager is paid annual fees in exchange for advising the Company on various aspects of its business, formulating its investment strategies, arranging for the acquisition and disposition of assets, arranging for financing, monitoring performance, and managing its day-to-day operations, inclusive of all costs incidental thereto. In addition, our Manager may be reimbursed for various expenses incurred by our Manager on the Company’s behalf, including the costs of legal, accounting and other administrative activities.
In July 2022, the Company entered into a Management Agreement with our Manager, an affiliate of Fortress, in connection with the Spin-Off, pursuant to which our Manager provides for a management team and other professionals who are responsible for managing our business affairs in conformity with the policies and the strategy that are approved and monitored by our Board of Directors. There is no limit on the amount our Manager may invest on our behalf without seeking the approval of our Board of Directors, and our investment mandate is purposefully broad to allow us to opportunistically acquire assets that we believe offer the most attractive risk-adjusted return profile.
Our Manager’s duties include: (i) performing all of our day-to-day functions, (ii) determining acquisition criteria in conjunction with, and subject to the supervision of, our Board of Directors, (iii) sourcing, analyzing and executing on asset acquisitions and sales, (iv) performing ongoing commercial management of the portfolio, and (v) providing financial and accounting management services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate.
We pay our Manager a management fee, which is determined by taking the average value of total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP at the end of the two most recently completed months multiplied by an annual rate of 1.50%, and is payable monthly in arrears in cash.
The initial term of our Management Agreement expires on the sixth anniversary of the Spin-Off, and the Management Agreement will be renewed automatically each year for an additional one-year period unless (i) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of our outstanding Common Stock, agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair; provided, that we shall not have the right to terminate our Management Agreement under foregoing clause (ii) if our Manager agrees to continue to provide the services under the Management Agreement at a fee that a simple majority of our independent directors has reasonably determined to be fair.
If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with notice of any such termination at least 60 days prior to the expiration of the then existing term. In the event of such termination or other termination as set forth above, we would be required to pay the termination fee in each case as described below. In addition, the Management Agreement may be terminated by us at any time for cause.
If the Company terminates the Management Agreement, it will generally be required to pay our Manager a termination fee. The termination fee is equal to the amount of the management fee during the 12 months immediately preceding the date of the termination and an amount equal to the Income Incentive Fee and the Capital Gains Incentive Fee that would be paid to our Manager if the Company’s assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

Upon the successful completion of an offering of the Company’s common stock or other equity securities (including securities issued as consideration in an acquisition), we will grant our Manager options to purchase common stock in an amount equal to 10% of the number of shares of common stock being sold in the offering (or if the issuance relates to equity securities other than the Company’s common stock, options to purchase a number of shares of common stock equal to 10% of the gross capital raised in the equity issuance divided by the fair market value of a share of common stock as of the date of issuance), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser or attributed to such securities in connection with an acquisition (or the fair market value of a share of common stock as of the date of the equity issuance if it relates to equity securities other than our common stock). Any ultimate purchaser of shares of common stock for which such options are granted may be an affiliate of the Fortress Parties. We granted 2.9 million options to our Manager for the year ended December 31, 2025.
GCM Purchase Agreement
On February 26, 2025, the Company entered into a purchase agreement (the “GCM Purchase Agreement”) with certain affiliates of GCM acting as sellers (collectively, “Sellers”), Ohio River Partners Holdco LLC (“ORPH”), a wholly owned subsidiary of the Company and owner of 50.1% of the limited liability company interests of Long Ridge Energy & Power LLC (“LRE&P”), LIF LR Holdings, LLC, the owner of the remaining 49.9% of the limited liability company interests of LRE&P (“LIF Holdings”), and LRE&P, pursuant to which, among other things, (i) the Company acquired from Sellers, directly and indirectly, 100% of the limited liability company interests of LIF Holdings, which owned the remaining 49.9% of the limited liability company interests of LRE&P not already owned by ORPH, and (ii) as consideration therefor, (x) LRE&P issued a $20.0 million promissory note to an affiliate of GCM, (y) the Company paid to the Sellers aggregate cash consideration of $9.0 million and (z) the Company issued to certain affiliates of GCM 160,000 shares of a newly designated series of Series B Convertible Junior Preferred Stock (the “Series B Preferred Stock”), the terms of which are described below (collectively, the “Long Ridge Acquisition”).
The GCM Purchase Agreement contains certain fundamental representations and warranties of each of the Company and Sellers, as well as customary post-closing covenants, including with respect to confidentiality and public disclosures. In addition, the GCM Purchase Agreement included a mutual release by each of the Company and its representatives, on the one hand, and the Sellers and their representatives, on the other hand, of the other with respect to matters relating to or arising out of the equity interests being transferred, the Long Ridge Group (as defined in the GCM Purchase Agreement) and certain related matters.
Series B Certificate of Designations and Designation of Convertible Preferred Stock
The Series B Preferred Stock ranks senior to the shares of our Common Stock and all other junior equity securities of the Company, and junior to the Company’s existing or future indebtedness and other liabilities (including trade payables) of the Company with respect to the payment of dividends and the distribution of assets upon a liquidation, dissolution or winding up of the Company. Each share of Series B Preferred Stock has an initial liquidation preference of $1,000 per share. Holders of the Series B Preferred Stock are entitled to a quarterly compounding, regular dividend (“Dividend”) equal to 9.00% per annum for any Dividend paid in cash with respect to the immediately preceding quarter, and 10.00% per annum for any Dividend paid-in-kind, at the Company’s election. For any quarter in which the Company elects not to pay a cash Dividend, such Dividend will be added to the liquidation preference of each share, as further set forth in the Certificate of Designations of Series B Preferred Stock (the “Series B Certificate of Designations”), which was filed by the Company with the Secretary of State of the State of Delaware and became effective on February 26, 2025 (the “Issue Date”).
Unless holders of Series B Preferred Stock have received, as of any date of determination, cash dividend payments equal to the aggregate amount of accrued dividends from the Issue Date to such date, (i) no dividend or other distribution may be declared or paid on our Common Stock in excess of $0.03 per share in any fiscal quarter, or $36.0 million in the aggregate over the first three years following the Issue Date and (ii) subject to certain customary exceptions described in the Series B Certificate of Designations, neither the Company nor any of its subsidiaries may, directly or indirectly, purchase, redeem or otherwise acquire for consideration any securities ranking either pari passu with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon a liquidation, dissolution or winding up of the Company.

Redemption and Repurchase
The Company shall be obligated to repurchase all shares of Series B Preferred Stock upon the consummation of a Change of Control (as defined in the Series B Certificate of Designations), at a price per share equal to 102% of the sum of the then-current liquidation preference plus any accrued and unpaid dividends since the end of the most recent dividend period (such sum, the “liquidation value”). Additionally, the Company shall have the right to redeem the Series B Preferred Stock, at any time and from time to time, at a price per share equal to (i) if within the first two years after the Issue Date, (a) an amount in cash that, taken together with any cash dividends paid to the redemption date, would equal 120% of the initial liquidation preference plus (b) 43.75 warrants (each, an “Optional Redemption Warrant”) and (ii) thereafter, 102% of the then-applicable liquidation value. Each Optional Redemption Warrant shall be exercisable for one share of Common Stock at an exercise price of $8.18. If the Company issues Optional Redemption Warrants pursuant to an optional redemption, it will enter into a warrant agreement governing the terms of such Optional Redemption Warrant in substantially the form set forth as Exhibit B to the Investor Rights Agreement.
Conversion Rights and Limitations
Each share of Series B Preferred Stock is convertible by its holder at any time after the Issue Date into, subject to certain limitations described below, a number of shares of Common Stock equal to (i) the then-applicable liquidation value divided by (ii) the conversion price, initially set at $8.18 per share of Common Stock and subject to certain customary anti-dilution adjustments. Should the cumulative number of shares of Common Stock delivered upon conversion of the Series B Preferred Stock and exercise of Optional Redemption Warrants since the Issue Date exceed 22,237,370 shares, or approximately 19.5% of the 113,936,865 shares of Common Stock outstanding as of February 10, 2025 (the “Share Cap”), all further conversion and exercise consideration will be payable in cash in lieu of shares, calculated based on the volume-weighted average price per share of Common Stock on the trading day immediately preceding the conversion or exercise date, unless the Company obtains shareholder approval to issue such consideration in shares of Common Stock.
Furthermore, no holder of Series B Preferred Stock or Optional Redemption Warrants may convert any share of Series B Preferred Stock or exercise any Optional Redemption Warrant into shares of Common Stock if and to the extent that such conversion or exercise would result in such holder beneficially owning in excess of 19.99% of the total number of shares of Common Stock issued and outstanding immediately following such conversion, determined in accordance with Rule 13d-3 under the Exchange Act.
Voting and Consent Rights
Holders of Series B Preferred Stock do not have a right to vote with the holders of shares of Common Stock on an as-converted basis. However, certain matters will require the approval of a majority of the holders of outstanding shares of Series B Preferred Stock, voting as a separate class, including, but not limited to, (1) (A) the authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or pari passu equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or pari passu equity securities or (B) the reclassification, alteration or amendment of any existing class or series of equity securities that would result in such class of securities being senior to or pari passu with the Series B Preferred Stock, (2) amendments, modifications or a repeal of any provision of the Company’s charter or of the Series B Certificate of Designations that would adversely affect the rights, preferences or voting powers of the Series B Preferred Stock and (3) certain business combinations and binding or statutory share exchanges or reclassifications involving the Series B Preferred Stock unless such events do not adversely affect the rights, preferences or voting powers of the Series B Preferred Stock. Additionally, so long as shares of Series B Preferred Stock with an aggregate liquidation value of greater than $25.0 million remain outstanding, the Company and its subsidiaries may not incur Indebtedness (as defined in the Series B Certificate of Designations), subject to exceptions for incurrences of (i) Indebtedness where the pro forma Consolidated Total Leverage Ratio (as defined in the Series B Certificate of Designations) would not exceed 12.0, (ii) Non-Recourse Indebtedness (as defined in the Series B Certificate of Designations) incurred by the Company’s subsidiaries and (iii) Refinancing Indebtedness (as defined in the Series B Certificate of Designations).
Investor Rights Agreement
On February 26, 2025, as required under the GCM Purchase Agreement, the Company entered into the Investor Rights Agreement with certain affiliates of GCM acquiring Series B Preferred Stock as part of the Long Ridge Acquisition.

Registration Rights
The Investor Rights Agreement provides that the Company will, amongst other things, prepare and file with the SEC, no later than April 12, 2025, a resale registration statement (a “Shelf Registration Statement”) on Form S-1 or Form S-3, or an amendment or supplement to an existing registration statement on Form S-3, for the shares of Common Stock into which the Series B Preferred Stock is initially convertible (such securities, as subject to the terms of the Investor Rights Agreement, “registrable securities”). Each of the holders may issue an unlimited number of requests (each, a “Shelf Underwritten Offering Request”) for underwritten offerings off the Shelf Registration Statement (each, a “Shelf Offering”), so long as the number of registrable securities requested to be registered equals at least 3% of the number of then-outstanding shares of Common Stock (the “Minimum Registrable Share Amount”). Additionally, at any time following the Initial Filing Date when a Shelf Registration Statement is not effective, each holder may, subject to satisfaction of the Minimum Registrable Share Amount, issue up to three requests (each a “Demand Registration Request”) for registration of registrable securities, the method of disposition for which may be an underwritten offering (a “Demand Registration”). All eligible holders are entitled to participate in any Shelf Offering or Demand Registration upon proper notice to the Company, and the Company is required to use its reasonable best efforts to effect such participation in accordance with the terms of the Shelf Underwritten Offering Request or the Demand Registration Request, subject to certain rights to delay or postpone such registration.
If at any time the Company (i) proposes or is required to register any shares of Common Stock under the Securities Act (other than as relates solely to an employee stock plan, dividend reinvestment plan or a merger or consolidation, a Demand Registration or in connection with registration on Form S-4 or S-8 promulgated by the SEC or any successor forms thereto), (ii) proposes to effect an underwritten offering of Common Stock pursuant to a shelf registration statement (other than an underwritten offering pursuant to a Demand Registration or Shelf Offering, or a block trade) or (iii) receives a request for an underwritten Shelf Offering, in each case whether for its own account or for the account of others (each a “Piggyback Registration”), the Company is required to notify each holder of its right to participate in such registration. The Company will use reasonable best efforts to cause all eligible securities requested to be included in the registration to be so included. The Company has the right to withdraw or postpone a registration statement in which eligible holders have elected to exercise piggyback registration rights, and eligible holders are entitled to withdraw their registration requests prior to the execution of an underwriting agreement with respect to any such registration.
The Company agreed to, among other things, indemnify and hold harmless each holder and its affiliates, their respective officers, directors, members, managers, partners, employees and agents, and the successors, assigns and controlling persons of such indemnified parties, under the registration statement from certain liabilities and pay all fees and expenses (excluding any underwriting discounts and selling commissions) incident to the Company’s obligations under the Investor Rights Agreement.
Board Rights
The Investor Rights Agreement provides that, effective upon the Issue Date, GCM will have the right to designate, and the Board will appoint and use reasonable best efforts to have elected at any applicable annual meeting, one individual to serve as a Class II Director (the “GCM Designee”), so long as GCM and its affiliates’ ownership of Common Stock, including any shares of Common Stock into which the Series B Preferred Stock is convertible or Optional Redemption Warrants are exercisable, and subject to the Share Cap, constitutes at least 10% of the then-issued and outstanding Common Stock. The director will be subject to customary confidentiality and information use restrictions, including with respect to any acquisition of, or equity or debt investment in, a third party by the Company, and any disposition or other transaction (other than an acquisition) involving a counterparty affiliated with GCM, or of which GCM or any of its affiliates otherwise have a material interest. On February 26, 2025, the Board approved an increase in the size of the Board from four to five directors, and appointed Matthew Rinklin, the GCM Designee under the Investor Rights Agreement, as a Class II director.
Transfer Restrictions
During the first year following the Issue Date, shares of Series B Preferred Stock, and as applicable, Optional Redemption Warrants, may only be transferred to affiliates of GCM or as consented to by the Company, such consent not to be unreasonably withheld, and in each case, subject to certain restrictions on transfer to disqualified parties. Notwithstanding any transfer in compliance with the foregoing, the board rights described above are non-transferable to any transferee other than GCM and its affiliates.
Other Transactions
As of December 31, 2025, certain affiliates of the Company’s Manager collectively own an approximately 20% interest in Jefferson Terminal which has been accounted for as a component of non-controlling interest in consolidated subsidiaries in the consolidated and combined consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The carrying amount of this non-controlling interest at December 31, 2025 was $(162.8) million. For the year ended December 31, 2024, the amount of this non-controlling interest share of the net loss was $(119.5) million.
The Company has subleased a portion of office space from an entity controlled by certain affiliates of the Company’s Manager since February 2023. For the year ended December 31, 2025, the Company incurred approximately $0.5 million of rent and office related expenses.
In December 2023, Jefferson Terminal entered into an agreement to lease land to an entity controlled by certain affiliates of the Company’s Manager. The lease is initially for a two-year construction period and eight years post-completion with renewals that extend the lease up to 32 years. For the year ended December 31, 2025, the Company received no lease payments.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Proposed Independent Registered Public Accounting Firm
Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal year ended December 31, 2025. The Audit Committee has appointed KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual Meeting.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our Audit Committee is submitting the appointment of KPMG to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.
Representatives of KPMG are expected to be present in person at the Annual Meeting, be given the opportunity to make a statement, if they so desire, and be available to respond to appropriate questions from shareholders.
Change in Independent Registered Public Accounting Firm
Appointment of KPMG LLP
On and effective April 15, 2026, the Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and has also reviewed and approved the scope and nature of the services to be performed for the Company by KPMG. The engagement of KPMG was ratified by the Board of Directors.
During the fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through April 15, 2026, neither the Company nor anyone on its behalf has consulted with KPMG regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Dismissal of Ernst & Young LLP
On April 15, 2026, the Company, based on the approval of the Audit Committee, dismissed Ernst & Young LLP, which served as the Company’s independent registered public accounting firm since 2021.
Ernst & Young LLP’s audit reports on the Company’s consolidated financial statements as of and for each of the fiscal years ended December 31, 2025 and 2024, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during each of the fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through April 15, 2026: (i) there were no “disagreements,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Company provided Ernst & Young LLP with a copy of the disclosures regarding the dismissal prior to filing them with the Company’s Current Report on Form 8-K, filed with the SEC on April 17, 2026, and requested that Ernst & Young LLP provide the Company with a letter addressed to the SEC stating whether Ernst & Young LLP agrees to the statements made by the Company therein. A copy of the letter from Ernst & Young LLP addressed to the SEC and dated as of April 16, 2026 is filed as Exhibit 16.1 to such Form 8-K.

Principal Accountant Fees and Services
The following table presents fees for professional audit services and other services rendered to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2025 and 2024 (in thousands):

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2025	$5,896	$722	$—	$7
2024	$4,577	$—	$—	$7

Audit Fees. Includes fees for the audits of the consolidated financial statements of the Company including the audit of internal control over financial reporting, statutory audits required, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.
Audit-Related Fees. Includes fees for services related to potential transactions and agreed upon procedures related to debt financings and bond offerings.
Tax Fees. Includes fees for tax compliance, including the preparation, review and filing of tax returns, as well as tax advice related to contemplated transactions.
All Other Fees. Includes fees for access to accounting and tax database.
The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.
The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm.
The Board of Directors recommends that you vote FOR the approval of the appointment of KPMG LLP as independent registered public accounting firm for the Company for fiscal year 2026.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR 2027 ANNUAL MEETING
Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2027 annual meeting of shareholders if they are received by the Company on or before December 21, 2026. All proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.
In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual meeting of shareholders, our Bylaws require that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our Bylaws. Subject to certain exceptions, in order for a proposal relating to business to be conducted at our 2027 annual meeting of shareholders to be “timely” under the Company’s Bylaws, it must be received by the Secretary of the Company at our principal executive office no earlier than December 21, 2026 and no later than January 20, 2027. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our Bylaws, or they may be excluded from consideration at the meeting.
In addition to satisfying the foregoing requirements, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by March 30, 2027.

OTHER MATTERS
The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.
ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.fipinc.com. Such information will also be furnished upon written request to FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. Information on, or accessible through, our website is not a part of, and is not incorporated into, this Proxy Statement.
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials, including the annual report, and proxy statement and Notice of Internet Availability, if applicable, with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to FTAI Infrastructure Inc., 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations or by contacting Investor Relations at (212) 798-6128, and we will deliver promptly a separate set of proxy materials.
Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.
Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.
Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.
Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Kevin Krieger
Kevin Krieger
Secretary

New York, New York
April 20, 2026

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V95210-P51255 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FTAI INFRASTRUCTURE INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class I Director

Nominee:	For	Withhold
1a. James L. Hamilton	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If a proxy is properly executed, then the shares will be voted either in the manner you indicate, or if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting and any adjournment or postponement thereof).

For detailed instructions on how to register and attend the meeting, please see the Proxy Statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V95211-P51255

FTAI INFRASTRUCTURE INC.
Annual Meeting of Shareholders
May 29, 2026 at 9:00 AM ET
This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth J. Nicholson and Joseph P. Adams, Jr., or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FTAI INFRASTRUCTURE INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM ET on May 29, 2026 at Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (I) "FOR" THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND (II) "FOR" THE AUDITOR RATIFICATION PROPOSAL.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side